Exhibit 10.4

JOINDER TO CREDIT AGREEMENT

This JOINDER TO CREDIT AGREEMENT (this “Joinder”) dated as of this 24th day of June, 2013 from TRIO MERGER CORP., a Delaware corporation (“Trio”), to MC ADMIN CO LLC, as Administrative Agent for the several financial institutions from time to time party to the Credit Agreement (as defined below) (collectively, the “Lenders”).

WITNESSETH THAT:

WHEREAS, SAExploration Holdings, Inc., a Delaware corporation (“Parent”), SAExploration, Inc. (“SAE”), a Delaware corporation, SAExploration Seismic Services (US), LLC, a Delaware limited liability company (“Seismic”), and NES, LLC, an Alaska limited liability company (“NES” and collectively with SAE and Seismic, the “Borrowers”), the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of November 28, 2012 (as the same has been and may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, including without limitation joinders thereto which add additional parties as Guarantors thereunder, being hereinafter referred to as the “Credit Agreement”; capitalized terms used but not defined herein but defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement), whereby the Administrative Agent and the Lenders have agreed to provide certain credit facilities and financial accommodations to the Borrowers thereunder; and

WHEREAS, Parent entered into that certain Agreement and Plan of Reorganization on December 10, 2012, as amended, by and among Parent, Trio, Trio Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Trio (“Merger Sub”), and CLCH, LLC, an Alaska limited liability company, pursuant to which Parent will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Trio Merger”), and in connection with the Trio Merger, Trio will change its name to “SAExploration Holdings, Inc.” and Merger Sub will change its name to “SAExploration Sub, Inc.”; and

WHEREAS, Trio desires that it be joined as a party to the Credit Agreement upon consummation of the Trio Merger;

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of advances made or to be made, or credit accommodations given or to be given, to the Borrowers by the Lenders from time to time, Trio hereby agrees as follows:

1.          Trio acknowledges and agrees that, effective upon the date (the “Effective Date”) on which there shall have occurred both (a) consummation of the Trio Merger and (b) receipt by the Administrative Agent of a copy of this Agreement, duly executed by Trio, all references in the Credit Agreement and the other Credit Documents to the term “Parent” shall be deemed, with respect to all periods from and after the Effective Date, to include Trio. Without limiting the generality of the foregoing, as of the Effective Date Trio hereby repeats and reaffirms all covenants, agreements, representations and warranties of Parent contained in the Credit Agreement and the other Credit Documents with respect to all periods from and after the Effective Date.

2.          Trio further acknowledges and agrees that it has the obligations of Parent under the Parent Guaranty as well as under the Credit Agreement and the other Credit Documents to which Parent is a party, effective upon the Effective Date. All references in the Credit Agreement, and in the other Credit Documents to which Parent is a party, to the term “Guarantor” or “Guarantors”, except for references to any Subsidiary Guarantor, shall be deemed to include Trio, effective upon the Effective Date. Without limiting the generality of the foregoing, Trio hereby repeats and reaffirms all covenants, agreements, representations and warranties of Parent contained in the Guaranty, the Credit Agreement and the other Credit Documents to which Parent is a party with respect to all periods from and after the Effective Date, except that it is acknowledged that (a) pursuant to the Trio Merger, Parent is merging with and into Merger Sub, and Merger Sub will be the surviving entity obligated as a Credit Party under the Credit Documents to which Parent is a party, and (b) Merger Sub and Trio are changing their names in connection with the Trio Merger, as described in the recitals above.

3.          Except as specifically modified hereby, or otherwise in accordance with the terms hereof, all of the terms and conditions of the Credit Agreement and other Credit Documents shall remain unchanged and in full force and effect.

4.          Trio agrees to execute and deliver such further instruments and documents and do such further acts and things as the Administrative Agent may deem reasonably necessary or proper to carry out more effectively the purposes of this Joinder.

5.          No reference to this Joinder need be made in the Credit Agreement or in any other Credit Document or any other document or instrument (a “Referring Document”) making reference to the Credit Agreement or any such other Credit Document in order for this Joinder to be effective from and after the Effective Date. Any reference to the Credit Agreement or any other Credit Documents in any Referring Document shall be deemed a reference to the Credit Agreement, or other Credit Documents, as applicable, as modified hereby.

6.          This Joinder and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York.

7.          This Joinder may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent. Delivery of an executed counterpart of this Joinder by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

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Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

TRIO:

TRIO MERGER CORP., a Delaware corporation

By:	/s/ David D. Sgro
Name: David D. Sgro
Its: CFO

Acknowledged and accepted as of the
year and date first written above:

ADMINISTRATIVE AGENT:

MC ADMIN CO LLC, as Administrative Agent

By:	/s/ Ashok Nayyar
Name:	Ashok Nayyar
Its:	Authorized Signatory